Exhibit 23.2

CONSENT

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the caption “Description of Securities—Canadian Taxes” in the Basic Prospectus forming a part of the Registration Statement of the Province of Manitoba with which this consent is filed.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

/s/ Thompson Dorfman Sweatman LLP
Thompson Dorfman Sweatman LLP

Winnipeg, Manitoba

June 23, 2025